Exhibit 13(a)(1)

Code of Ethics

Policy

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) by the Boards of Trustees of Shelton Funds and SCM Trust (the “Trusts”), RFS Partners (the “Distributor”), and by Shelton Capital Management (the “Advisor”), which additionally adopts the Code pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

Introduction

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions. Rule 17j-1 and Rule 204A-1 under the Advisers Act (the “Rules”) require each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rules. The Rules also require that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Rule 17j-1 requires Board oversight of personal trading practices, reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements. Under Rule 17j-1, the Advisor and the Trusts each provide to the Boards annually a written report that:

1. describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed, and

2. certifies to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Rule 204A-1 requires that an investment adviser registered under the Advisers Act must establish, maintain and enforce a written code of ethics that at a minimum includes:

1. A standard (or standards) of business conduct that the advisor requires of its supervised persons, which standard must reflect the advisor’s fiduciary obligations and those of its supervised persons;

2. Provisions requiring the advisor’s supervised persons to comply with applicable federal securities laws;

3. Provisions that require the advisor’s access persons to report, and the advisor to review, their personal securities transactions and holdings periodically as provided under Rule 204A-1;

4. Provisions requiring the advisor’s supervised persons to report any violations of the advisor’s code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons who the advisor designates in its code of ethics; and

5. Provisions requiring the advisor to provide each of its supervised persons with a copy of the advisor’s code of ethics and any amendments, and requiring its supervised persons to provide the advisor with a written acknowledgement of their receipt of the code and any amendments.

The Code is designed to provide a program for detecting and preventing insider trading and other violations of fiduciary duties by requiring Access Persons, as defined herein, to report personal holdings and securities transactions of securities of the types, which any series Fund of the Trusts (each a “Fund”) and other clients of the Advisor may purchase. The reason underlying this reporting requirement is the potential for insiders who have knowledge of what a Fund or other client is doing to take advantage of this information to trade in advance of a Fund or other client. If the Security involved is thinly traded or if the Fund or other client buys or sells in big enough blocks to move the market, this type of insider trading could disadvantage the Fund or unfairly benefit the insider. The Code is also aimed at minimizing conflicts of interest and the appearance of such conflicts.

Statement of General Fiduciary Principles

Fiduciary Standards. The Code is based on the fundamental principle that the Trusts and the Advisor must put clients’ interest first. As an investment adviser, the Advisor has fiduciary responsibilities to clients, including the Trusts and each Fund for which it serves as investment adviser. Among the Advisor’s fiduciary responsibilities is the responsibility to ensure that its employees conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any Fund or client transactions or otherwise take unfair advantage of their relationship to the Funds or other clients. All Advisor employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein. It bears emphasis that technical compliance with such provisions will not insulate from scrutiny transactions that show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to the Funds or other clients. Accordingly, all Advisor employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Funds. In sum, all Advisor employees shall place the interest of the Funds and other clients before personal interests.

Compliance with Applicable Federal Securities Laws. In particular, Rule 204A-1 requires that all Advisor employees must comply with all applicable federal securities laws (“Federal Securities Laws”).

General Anti-Fraud and Other Obligations

Under Rule 17j-1 and this Code, no Access Person shall:

1. employ any device, scheme or artifice to defraud the Trusts or any Fund of the Trusts.

2. make to the Trusts any untrue statement of a material fact or omit to state to the Trusts a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3. engage in any act, practice or course of business that would operate as a fraud or deceit upon any Fund of the Trusts; or

4. engage in any manipulative act or practice with respect to the Trusts or any Fund of the Trusts, including, but not limited to, intentionally inducing or causing the Trusts to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Fund, shall be a violation of this Code.

Examples of this violation include:

1. causing any Fund of the Trusts to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Covered Security;

2. causing any Fund of the Trusts to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment, such as an outstanding option; and

3. using actual knowledge of transactions for any Fund of the Trusts to profit by the market effect of such transactions shall be a violation of this Code.

This Code is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a Covered Security or commingling of funds) between an investment company and an affiliated person. Persons covered by this Code are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund or other client.

In addition, the Securities Exchange Act of 1934, as amended (the “1934 Act”) may impose fiduciary obligations and trading restrictions on Access Persons in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code does not address specifically these other areas of fiduciary responsibility.

Standard of Conduct and Reporting of Violations

As stated above, the core ethical standard of conduct of the Advisor is that as a fiduciary we put clients’ interests first in the conduct of our business.

Each employee or other Supervised Person of the Advisor must report any violation or suspected violation of this Code or any other compliance policy of the Advisor, RFS Partners (or any of their affiliates) to his or her supervisor or to the CCO immediately upon identifying any violation. In making such a report you are protected against any form of retaliation, even if it turns out after inquiry and investigation there was no violation of the Code or other compliance policies so long as you acted in good faith.

A violation or suspected violation of this Code or any other joint compliance policy of the Funds, Advisor, RFS Partners (or any of their affiliates) relating to the Funds may also be reported to the Board of Trustees of the Funds. Further, any violation or suspected violation relating to accounting or auditing matters, or the financial statements generally of the Funds, may be confidentially reported to the Audit Committee of the Board of Trustees of the Funds.

The obligation to report violations or suspected violations of this Code or other compliance policies does not preclude your ability to voluntarily communicate with the Securities and Exchange Commission (“SEC”) under the provisions of the whistleblowers rules of the SEC.

Implementation

In order to implement this Code, a compliance officer and an alternate should be designated. For the purpose of this Code, these individuals are: Greg Pusch, CCO.

The compliance officer shall create a list of Advisory Persons and other Access Persons and update the list with reasonable frequency. The compliance officer shall circulate a copy of this Code to each Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the compliance officer by each Access Person, except Independent Trustees. The compliance officer is charged with responsibility for insuring that the reporting requirements of this Code under the Reporting section are adhered to by all Access Persons. The compliance officer shall be responsible for ensuring that the review requirements of this Code set forth in the Review section are performed in a prompt manner. The compliance officer shall also be responsible for giving special prior approval to transactions that would otherwise be prohibited under the Prohibited Purchases and Sales section of this Code.

Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds’ intended investments are not required to file any reports, and there is no restriction on their personal securities trading activities except as provided for under the Exceptions to Reporting Requirements section of this Code.

Additional Definitions

You should pay particular attention to the following definitions to correctly understand your obligations under the Code, including “Beneficial ownership”, “Security” and “Covered Security”.

“Access persons” means any Trustee, Director or General Partner, Officer or Advisory person of a Fund, Trust or the Advisor. Spouses, children and “immediate family members” sharing the household of such persons may also be considered an “Access Person” under this Code to the extent provided in the definition of “Beneficial ownership” below.

“Advisory person” means (1) any employee of (a) the Trusts, (b) the Advisor or (c) any company in control relationship to the Trusts, who, in connection with his or her regular functions or duties:

i. makes, participates in, or has access to nonpublic information regarding, the purchase or sale of a Security by a Fund or other client of the Advisor, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

ii. has access to nonpublic information regarding the portfolio holdings of any Fund;

and (2) any natural person in a control relationship to the Trusts or the Advisor who has access to nonpublic information concerning recommendations made to the Trusts with regard to the purchase or sale of a Security.

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the 1934 Act, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires. The rules promulgated under Section 16 of the 1934 Act provide that persons are presumed to have an indirect pecuniary interest, and therefore “Beneficial ownership” of, securities that are held by members of a person’s “immediate family” sharing the same household, and that “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

“Control” has the same meaning as in Section 2(a) (9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.” Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury.

“Independent Trustee” means a member of the Boards of Trustees of the Trusts who is not an “interested person” of the Trusts within the meaning of Section 2(a)(19) of the 1940 Act.

“IPO” means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

“Limited Offering” means an offering exempt from the registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

“Purchase or sale of a Security” includes the writing of an option to purchase or sell a Security.

“Security” means: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; and it shall include derivative instruments that may not otherwise be defined as securities.

“Covered Security” means any Security, other than: (1) shares of open-end mutual funds other than the Funds; (2) securities issued by the Government of the United States (including Government agencies or instrumentalities); (3) short term debt securities which are “government securities” issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing; or (4) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, repurchase agreements and other money market instruments.

Prohibited Purchases and Sales

Access Persons (other than Independent Trustees) are required to obtain prior written approval from the CCO before making any investment in an Initial Public Offering (“IPO”) or Limited Offering. Before approval of any such investment, the transaction will be carefully reviewed for any immediate or future potential conflicts of interest.

No Access Person (except Independent Trustees, who are presumed to have no actual knowledge of the following matters described in sub-clauses (1) and (2) below) shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership, which Covered Security to his or her actual knowledge at the time of such purchase or sale:

1. is being considered for purchase or sale by a Fund (with the exception of Index Funds which are defined as funds that seek to match or track the components of a market index) or other client account;

2. has been purchased or sold by a Fund or other client account within the most recent 7 days if such person participated in the recommendation to, or the decision with respect to the purchase or sale of such Covered Security (with the exception of Index Funds).

These restrictions shall continue to apply until the recommendation has been rejected or any trade instruction to buy or sell has been completed or canceled.

Exempted Transactions/Securities

The prohibitions under the Prohibited Purchases and Sales section of this Code shall not apply to:

1. Purchases or sales of Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control.

2. Purchases or sales of Covered Securities, which fall below $2,000 (except IPOs and Limited Offerings).

3. Purchases or sales of Covered Securities, which are non-volitional on the part of the Access Person (except IPOs and Limited Offerings) (e.g., receipt of gifts).

4. Purchases of Covered Securities which are part of an automatic dividend reinvestment plan.

5. Purchases effected of Covered Securities upon the exercise of rights issued by an issuer made pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6. Purchases and sales of Covered Securities, which have received the prior approval in writing (including email) of the compliance officer. Such prior approval may be granted, based on the business judgment of the compliance officer, if the purchase or sale is deemed to pose only a remote potential harm to a Fund or other client, or because the purchase or sale would be unlikely to affect a highly institutional market, or because the purchase or sale are not related economically to the Covered securities to be purchased, sold or held by a Fund or other client

7. Purchases and sales of shares issued by an Index Fund.

Notwithstanding the foregoing, no exception or exemption applies to any transaction which would violate the General Anti-Fraud Obligations of this Code.

Confidentiality

No Access Person shall reveal to any other person (except in the normal course of his or her duties) any information regarding Securities transactions in respect of the Trusts or other clients, or consideration any such Securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

Reporting

Subject to the exceptions set forth below, all Access Persons, with the exception of the Independent Trustees who meet the requirements under the Exceptions to Reporting Requirements section, shall report to the Trusts or the Advisor the information described in this section with respect to transactions in any Security or Covered Security, as applicable, in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

Quarterly Reporting: Every report shall be made not later than thirty (30) days after the end of each calendar quarter and shall contain the following information:

1. The date of the transaction, the title and the number of shares, the interest rate and maturity date (if applicable), and the principal amount of each Covered Security involved;

2. The nature of the transaction (i.e., purchase, sale, or any other type of acquisition of disposition);

3. The price at which the transaction was effected;

4. The name of the broker, dealer, or bank with or through whom the transaction was effected; and

5. The date that the report is being submitted.

Copies of statements or confirmations containing the information specified above when practicable are received directly by the CCO by mail or electronically, or such information may be provided through the SCT system.

For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Initial and Annual Reporting. Each Access Person (with the exception of the Independent Trustees) must make an Initial Holdings Report within 10 days of becoming an Access Person and, at least once every 12 months or as otherwise determined by the CCO, an Annual Holdings Report. The information may be provided in paper format or through the SCT system as directed by the CCO. Each of these reports must contain the following information current within 30 days before the report is submitted:

1. the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2. the name of any broker, dealer or bank with whom the Access Person maintained an account where any Security was held; and

3. the date that the report is being submitted.

Receipt and Acknowledgment of Code

Each Access Person is provided with a copy of the Code and all amendments by the common access to the most up to date version of the Code and other compliance policies in the F: drive, and is required to acknowledge of their effective ongoing receipt of the Code as amended through quarterly certification in the SCT system.

Exceptions to Reporting Requirements

An Independent Trustee of the Trusts, is not required to file a report on a transaction in a Covered Security; provided, however, that such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trusts, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such Covered Security is or was purchased or sold by the Trusts or is or was being considered for purchase by its investment adviser.

An Independent Trustee is not required to furnish the Initial Holdings Report or the Annual Holdings Report specified under the Reporting section of this Code.

Review

The compliance officer (or the alternate, as appropriate) shall compare all reports of personal securities transactions contained in the Initial, Quarterly and Annual Reports described above with completed and contemplated portfolio transactions of each Fund to determine whether a violation of the Code may have occurred (except the Exempted Transactions/Securities described above). If a pattern emerges that indicates abusive trading of Access Persons in relation to the Funds, the matter will be referred to the Boards of Trustees as outlined below.

If the compliance officer determines that any violation of the Code of Ethics, including but not limited to possible abusive trading, has or may have occurred in respect of the Funds or the Trusts, he or she shall, following consultation with counsel to the Trusts, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual(s) concerned, to the Boards of the Trusts, which may elect to make an independent determination of whether a violation has occurred, or undertake further review and inquiry, or take further action, if determined necessary.

The compliance officer (or the alternate, as appropriate) may, in his or her discretion, compare reports of personal securities transactions with completed and contemplated portfolio transactions of other client accounts. If a pattern emerges that indicates abusive trading of Access Persons in relation to investments of clients other than the Funds, or the compliance officer determines that any violation of the Code of Ethics, including but not limited to possible abusive trading, has or may have occurred in respect of clients other than the Funds, or otherwise, senior management of the Advisor will undertake further review, inquiry and take further action, if determined necessary, including making a report to the Boards of the Trustees.

No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material. If a Covered Securities transaction of the compliance officer is under consideration, the Chairman shall act in all respects in the manner prescribed herein for the compliance officer.

The compliance officer shall take steps to ensure that all reporting Access Persons, except Independent Trustees, have submitted reports in a timely manner. Repeated failure to submit timely reports will be communicated to the Boards of Trustees.

Board Oversight

The Boards of Trustees must initially approve the Code for the Trusts and the Advisor, and the Boards of Trustees must approve any material changes to the Code within six (6) months of such change. The compliance officer shall (1) promptly notify the Boards of any material violation of the Code; (2) provide to the Boards a written report summarizing any and all material issues that arose during the previous year, and (3) annually certify that the Advisor has adopted procedures in compliance with the Code and Rule 17j-1 under the 1940 Act.

Records

The Trusts and the Advisor shall maintain records for a period of not less than five years from the end of the fiscal year in which the record was created, unless noted otherwise, as follows:

1. A copy of the applicable Code and any amendments thereto shall be retained on the F drive. (including for five (5) years after the Code or the amendment, as applicable, is no longer in effect).

2. A record of any violation of the Code and of any action taken as a result of such violation shall be retained on the F drive, if any.

3. A record of all written acknowledgements from all Access Persons, as required by this Code, shall be retained on the F drive.

4. A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the Code shall be retained in the CCO’s office.

5. A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the Code and all persons who are, or within the past five (5) years have been, responsible for reviewing the reports shall be retained on the F drive.

6. A copy of each report of the Trusts or the Advisor detailing any violations of its code of ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics shall be part of the CCO Report maintained in the board materials which are retained on the F drive.

7. A copy of any decisions, and reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by investment personnel shall be retained on the F drive (from the end of the fiscal year in which the approval is granted, if any).

Sanctions

If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Boards of Trustees in accordance with the process outlined under “Review” above. The Boards of Trustees or the Advisor may impose such sanctions as they or it deem(s) appropriate, including, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.